                                  EXHIBIT 10.8

                A REQUEST HAS BEEN FILED WITH THE SECURITIES AND
                 EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT
              OF THIS MATERIAL PURSUANT TO CFR SECTION 240.24b-2.

                 MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS
                   BEEN REQUESTED HAS BEEN OMITTED FROM THIS
                DOCUMENT AND HAS BEEN FILED SEPARATELY WITH THE
                      SECURITIES AND EXCHANGE COMMISSION.

                 THE PORTIONS FOR WHICH CONFIDENTIAL TREATMENT
                  HAS BEEN REQUESTED ARE INDICATED BY AN "*".
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                                  EXHIBIT 10.8

                         DATA DELIVERY NETWORK AGREEMENT

         THIS DATA DELIVERY NETWORK AGREEMENT (this "Agreement") is made this 15th day of October 1996 by and between (i) WAVEPHORE, INC., an Indiana corporation ("WavePhore"), and (ii) NATIONAL DATACAST, INC., a Delaware corporation ("NDI").

         WHEREAS, NDI operates a data delivery network for the transmission of data using the vertical blanking interval of the Public Broadcasting Service television signal;

         WHEREAS, WavePhore desires to have NDI transmit WavePhore's data over NDI's data delivery network;

         WHEREAS, WavePhore and NDI wish to further the development of information services and data broadcasting; and

         WHEREAS, the parties hereto desire to set forth herein the terms by which NDI will agree to provide data delivery services to WavePhore.

         NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

         1. DEFINITIONS. The capitalized terms used in this Paragraph 1 shall have the meanings set forth below:

                  A. "Data" shall mean any data or information delivered by WavePhore to NDI pursuant to this Agreement for distribution by the Data Delivery Network.

                  B. "Data Delivery Network" shall mean the transmission by NDI through PBS and the PBS Stations of Data pursuant to Paragraph 20 hereof.

                  C. "FCC" shall mean the Federal Communications Commission, or any successor agency or governmental body that has, or may have, regulatory authority with respect to the VBI, the Data Delivery Network, or any portion thereof, service thereon, or use thereof.
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                  D. "Designated Market Area" or "market" shall mean any
designated market area, as that term is used by the A.C. Nielsen Company in performing and reporting television market research, in which a PBS Station is located.

                  E. "NDI" shall mean NATIONAL DATACAST, INC., a Delaware corporation.

                  F. "Network Service Fees" shall mean any and all fees payable to NDI hereunder.

                  G. "PBS" shall mean Public Broadcasting Service, a District of Columbia non-profit corporation.

                  H. "PBS Station" shall mean each PBS member television station that NDI utilizes to distribute WavePhore's Data. A list of the PBS member television stations currently participating in the Data Delivery Network and their current average daily hours of operation is set forth in Exhibit E attached hereto, however NDI is unable to assure WavePhore that these average daily hours of operation will not change during the Service Term.

                  I. "Service Hours" shall mean the normal operating hours of each PBS Station that NDI utilizes to distribute the Data of WavePhore.

                  J. "Service Term" shall mean the period of time commencing on the Service Term Commencement Date (as defined in Section 2 hereof) and terminating on the date this Agreement terminates in accordance with the terms of Section 9 or 23.A hereof or any other applicable provision hereof.

                  K. "VBI" means that portion of the video signal that is used to block out the picture during retrace of the electronic beam from the bottom to the top of the television screen, and has the capacity to carry data.

                  L. "WavePhore's TVT1/4 Technology" shall mean technology developed by WavePhore that permits data to be placed within the broadcast video fields, other than within the VBI.

         2. INITIAL SERVICE TERM. The initial service term of this Agreement (the "Initial Service Term") will be a period of five years, commencing January 1, 1997. Not later than November 15, 1996, WavePhore may send written notice to NDI requesting that the date of commencement of the Initial Service Term be extended to a date set forth in such written notice, but not beyond April 1, 1997. Should WavePhore desire to accelerate the date of commencement of the Initial Service Term, WavePhore must provide NDI with at least six weeks' prior written notice, and in all events the commencement date must be on the first day of a calendar month. The first day of the Initial Service Term is referred to as the "Service Term Commencement Date." The five-year period commencing on the Service Term Commencement Date is referred to as the


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"Initial Service Term." During the Initial Service Term and any renewal thereof,
WavePhore will be required to take service on two VBI lines, unless WavePhore exercises its option to take additional VBI line(s) in the manner described below.

         3. BASE PAYMENTS FOR THE FIRST THREE YEARS OF THE INITIAL SERVICE TERM. During the first three years of the Initial Service Term, WavePhore will make guaranteed base payments to NDI in an amount equal to * per VBI line per quarter for the first two VBI lines. These payments will commence in the first quarter of the Initial Service Term. These guaranteed quarterly payments and all other guaranteed quarterly payments due hereunder shall be due and payable in advance upon receipt of NDI's invoice therefor. In the event that as of the end of any quarter during the Service Term * of WavePhore's cumulative gross revenue from the Service Term Commencement Date through the last day of such quarter related to its "data delivery business" (such business being any business directly related to the transmission of data over, or access to, the Data Delivery Network), but not including any revenue related solely to the licensing or sale by WavePhore of its technology or any revenue related solely to equipment and software support and repair ("Cumulative Gross Revenue") exceeds the amounts otherwise payable or paid by WavePhore to NDI pursuant to this Paragraph 3, WavePhore shall pay to NDI * .

For purposes of computing Cumulative Gross Revenue (or "Annual Gross Revenue" pursuant to Section 5 hereof), if WavePhore enters into a revenue-sharing arrangement with a content provider as part of an agreement with such content provider to deliver its data over the Data Delivery Network, the full amount of the revenue being shared by both WavePhore and the content provider shall be deemed to be Cumulative Gross Revenue unless, as part of the relationship with such content provider, the content provider also pays to WavePhore an arm's length base data delivery fee which is consistent with fees charged by others for comparable services, in which event only the base delivery fee and WavePhore's portion of any revenue-sharing shall be included within Cumulative Gross Revenue and Annual Gross Revenue. Except as provided in Paragraph 5, in no event shall NDI receive more than * per VBI line per year during the first three years of the Initial Service Term for the first two VBI lines.

         4. BASE PAYMENTS FOR THE FOURTH AND FIFTH YEARS OF THE INITIAL SERVICE TERM. Commencing on the third anniversary of the Service Term Commencement Date, WavePhore shall be required to pay NDI guaranteed base payments at the rate of * per VBI line per quarter for the first two VBI lines and, in the event that WavePhore has exercised options for additional VBI lines beyond the third VBI line (in the manner set forth in Paragraph 11 hereof), those additional VBI lines will be at the rate of * per VBI line per quarter (except as otherwise provided in Paragraph 12 hereof).

         5. BONUS PAYMENTS. In addition to the amounts payable or paid pursuant to Paragraphs 3, 4, 11 and 12 hereof, in the event that in any year during the Service Term (such years being deemed to start on the Service Term Commencement Date and each anniversary thereof), * of WavePhore's annual gross revenue related to its data delivery


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business ("Annual Gross Revenue") exceeds the amount for such year otherwise payable or paid pursuant to Paragraphs 3, 4, 11 and 12 hereof, WavePhore shall pay to NDI * .

         6. OPTION TO EXTEND SERVICE TERM. Subject to WavePhore's compliance with its obligations during the Initial Service Term and assuming that this Agreement has not otherwise been terminated pursuant to any provision hereof, WavePhore may, not later than one year prior to the expiration of the Initial Service Term, elect to extend the term of this agreement for an additional five years. If WavePhore elects to exercise such option, the fees payable during the extended service term shall be equal to * per VBI line per year (adjusted to reflect the increase in the Consumer Price Index from that in effect on December 31, 1996 to that in effect on December 31, 2001) together with the amount *.

         7. SECURITY DEPOSIT. Simultaneously with the execution hereof, WavePhore shall deliver a security deposit to NDI in the amount of * (the "Security Deposit"), to be applied by NDI or released in the manner described below and in accordance with the Escrow Agreement attached hereto as Exhibit D.

         8. TERMINATION FEE. In the event that at any time during the Service Term WavePhore is in default of its obligation to make payment to NDI in the manner described herein, NDI may notify WavePhore in writing. In the event such default is not cured within 20 business days of the date of such notice, NDI shall be entitled to retain the Security Deposit as a termination fee and may terminate its obligations to provide the Data Delivery Network to WavePhore, without liability to WavePhore.

         9. OPTION OF NDI TO TERMINATE AS OF JUNE 30, 2000. In the event that by the end of the third year of the Initial Service Term WavePhore has not made payments to NDI totaling at least * , NDI shall be entitled, as of June 30, 2000, to draw down on the Security Deposit to the extent of such shortfall. In the event that the shortfall is more than the remaining portion of the Security Deposit, NDI may elect to terminate its obligations to provide the Data Delivery Network to WavePhore, effective June 30, 2000, without liability to WavePhore, unless WavePhore makes a lump sum payment to NDI equal to the amount by which * exceeds all payments made by WavePhore to NDI to date, including the Security Deposit drawn down by NDI, and WavePhore makes all payments required for the period commencing on the third anniversary of the Service Term Commencement Date through June 30, 2000, pursuant to Paragraphs 4 and 5 hereof.

         10. SECURITY DEPOSIT RELEASE. In the event that WavePhore is current in its payment obligations to NDI, NDI shall pay to WavePhore on the last business day of each calendar quarter while it holds the Security Deposit the interest attributable to the portion of the Security Deposit not drawn by NDI pursuant to Paragraph 8 or 9 hereof or this Paragraph 10. In the event that WavePhore has paid at least * to NDI with respect to the payments due for the first two VBI lines for the first three years of the Initial Service Term and in the further event that WavePhore shall be current in all of its


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payment obligations to NDI hereunder, WavePhore may request that NDI draw down the Security Deposit from time to time to satisfy its remaining payment obligations with respect to such first two VBI lines for such three-year period. At such time that WavePhore has paid * to NDI with respect to such first two VBI lines for such three-year period and WavePhore is current in all of its payment obligations to NDI hereunder, NDI shall return to WavePhore any remaining portion of the Security Deposit which has not been applied by NDI, together with any interest which has accrued on the Security Deposit.

         11. OPTION TO ACQUIRE ADDITIONAL VBI LINES. At any time prior to December 31, 1999, WavePhore may elect to receive service on a third VBI line. If WavePhore timely exercises its option on the third VBI line, WavePhore may also, at any time during the Initial Service Term, elect to receive service on any other VBI line(s) then available from NDI (excluding a second line being held by NDI for use by StarSight Telecast, Inc. ("StarSight")). In order to exercise such option, WavePhore must agree to pay to NDI from the date of the exercise of such option through the end of the Initial Service Term a minimum of
* per VBI line per year (in equal quarterly installments), and any additional bonus amounts described in Paragraph 5 hereof.

         12. RIGHT OF FIRST NEGOTIATIONS. In the event that NDI desires to negotiate with other parties for the use of any VBI line(s) not under contract to WavePhore, NDI agrees to so notify WavePhore and, before committing any such VBI line(s) to a third party, to first enter into good faith negotiations with WavePhore for the use of such VBI line(s) by WavePhore. Notwithstanding the foregoing, NDI shall not be required to notify WavePhore before committing a second VBI line to StarSight or to enter into good faith negotiations with WavePhore before entering into an agreement with StarSight with respect to such second VBI line. In the event that within 30 days after NDI first notifies WavePhore pursuant to this Paragraph 12, NDI and WavePhore have not entered into an agreement for the use of such VBI line(s) by WavePhore, NDI shall be free to enter into an agreement with a third party for the use of such VBI line(s) by such third party. Should NDI have so notified WavePhore with respect to any VBI line(s) pursuant to this Paragraph 12 before WavePhore has exercised its option with respect to such VBI line(s) pursuant to Paragraph 11 hereof, WavePhore shall not be entitled to exercise its option with respect to such VBI line(s) pursuant to Paragraph 11 hereof, it being understood that WavePhore's rights with respect to such VBI line(s) will be governed by this Paragraph 12 (except that if WavePhore still has an unexercised and unexpired option with respect to a third VBI line pursuant to Paragraph 11 hereof, WavePhore may continue to exercise such option in accordance with Paragraph 11 hereof rather than this Paragraph 12).

         13. PERFORMANCE STANDARDS. The performance standards for NDI's data delivery network and credits to WavePhore for the failure of the data delivery network to meet such performance standards are set forth in Exhibit A attached hereto.

         14. ADVANCED TECHNOLOGY. NDI and WavePhore will jointly explore the potentials of datacasting using advances in television technology (including WavePhore's


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TVT1/4 Technology). Subject to the agreement of PBS and one or more PBS
Stations, NDI will arrange for testing of WavePhore's TVT1/4 Technology on one or more PBS Stations on a schedule to be agreed in the future. If approved, if NDI acquires bandwidth rights and if WavePhore and NDI can agree on terms for this bandwidth, WavePhore shall pay for any capital equipment required to make the Data Delivery Network ready for WavePhore's TVT1/4 datacasting. In the event that: (a) NDI and WavePhore desire to explore advances in television technology (other than WavePhore's TVT1/4 Technology), including advanced television and/or HDTV; (b) NDI can negotiate rights to such bandwidth; and (c) NDI can agree on terms to license such bandwidth to WavePhore, WavePhore and NDI will negotiate the terms and conditions associated with capitalizing such a network. All improvements and associated intellectual property rights to WavePhore's TVT1/4 Technology and/or other television technology arising out of this joint exploration shall belong to WavePhore and NDI agrees to execute assignments as necessary to perfect that ownership. No license or other right to use any WavePhore technology, including improvements, is granted or is to be implied as being granted to or available for use by NDI other than as specifically set forth in this Agreement.

         15. ENHANCED VBI TECHNOLOGY. If WavePhore perfects and implements enhanced speed VBI technology for use on the Data Delivery Network, WavePhore shall grant NDI a * license for use only on any NDI bandwidth under contract with PBS Stations not under contract with WavePhore and NDI shall agree that technology will not be used to compete with any WavePhore service on the Data Delivery Network. Such license shall be limited to the United States, shall not include the right to sublicense, distribute or make derivative works thereof, and shall end upon expiration or termination of this Agreement. Except as set forth in the immediately preceding sentence, such license shall be revocable only in the event of a material breach of this Agreement by NDI which remains uncured for a period of 20 business days after written notice thereof to NDI. In the event that NDI desires to use that technology on the Data Delivery Network to compete with any WavePhore service, NDI and WavePhore will use their reasonable efforts to negotiate an appropriate royalty in exchange for such license, but no license is granted or is to be implied unless and until a license with a royalty rate acceptable to WavePhore is agreed upon by NDI and WavePhore. WavePhore and NDI will share at an agreed-upon rate any capital costs associated with implementing such technology.

         16. TEST EXPANSION PRIOR TO SERVICE TERM COMMENCEMENT DATE. Prior to the Service Term Commencement Date, WavePhore shall be entitled to expand its testing to additional markets under the Agreement Between National Datacast, Inc. and WavePhore, Inc. for Nationwide VBI Data Broadcasting Testing dated July 15, 1996 (the "Test Agreement"), but WavePhore's cost thereunder will not exceed
* per month.

         17. PBS STATION DATA & CABLE PATH. During the first year of the Initial Service Term, WavePhore shall donate data management services necessary for distribution to each PBS Station in the amount of approximately 104 megabytes
(MB) per month for transmission of PBS program related content to PBS home viewers in this


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normal data transmission mix at no charge to NDI or the PBS Stations. Capacity for this data will be on a VBI line other than the two lines utilized by WavePhore described in Paragraph 2 hereof. The 104 MB will transmitted as follows:

WGBH/NOVA data: 1 MB per program, transmitted by PBS and the PBS Stations five time per night, one night per week = 20 MB per month (.67 MB per day).

[Note: Even though a PBS Station may take only one of those five PBS feeds, it is not known which of those five feeds will be taken -- therefore data must be sent into the local markets each time to ensure that it will be there whenever the PBS Station chooses to air NOVA off the PBS feed.]

Ready to Learn/PBS Kids' (RTL) data: 100 Kilobytes (KB) sent one time over a 1.5 minute segment = 100 KB per segment (assuming transmission speed is 9.6 KPBS); two segments per hour (one every 30 minutes) = 2 x 100 KB = 200 KB/hour sent over a 14-hour period per day = 200 KB x 14 = 2.8 MB per day (or approximately 84 MB per month).

[Note: 2.8 MB per day of RTL data and .67 MB per day of WGBH/NOVA data = 3.47 MB/day, which is approximately 4.4% of capacity of one VBI line transmitting at
9.6 KBPS throughput. On a monthly basis: 3.47 MB/day x 30 days = 104 MB/month.]

WavePhore and NDI will agree on how much bandwidth to allocate for this purpose each year after the first year of the Initial Service Term. NDI will use its best efforts to assure that such program related data or other content is not removed from the PBS signal as it passes through cable channels. If such data transmission blockage is detected, NDI will lead the effort and use its best efforts to challenge the activity and to persuade the offending cable company to pass the data or other content through the cable channels.

         18. CONTRACTS AND FORECASTS. WavePhore will present NDI with full disclosure on all material contracts signed and a 12 month rolling forecast of expected revenue performance and will update that information on a quarterly basis to keep NDI fully informed. In the event that any such material contract prohibits the disclosure of the terms thereof by WavePhore, WavePhore will attempt to secure the consent of the other party thereto to the disclosure of the terms of the material contract (including the identity of the contracting parties) to NDI. In any event, WavePhore will provide to NDI as much generic information as is possible to permit NDI to reasonably forecast the Annual Gross Revenue attributable to such material contract during the remainder of the Service Term.

         19. ASSISTANCE IN PROMOTION. NDI will assist WavePhore in promoting the WavePhore network under the brand identity yet to be selected in such ways as permission to use NDI's name (PBS NATIONAL DATACAST) and the fact that PBS NDI is a nationwide data broadcasting network of PBS Stations, in promotion of the network, meeting with potential WavePhore investors and/or WavePhore's underwriters to describe NDI's relationship with WavePhore in order to assist WavePhore in raising funding necessary to launch and sustain various services on the network and, when possible, through promotion by PBS Stations in their local communities. In furtherance of the foregoing, NDI hereby grants WavePhore a limited license to use NDI's name (PBS NATIONAL DATACAST) for the purposes and in the manner described herein.


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WavePhore shall be permitted to brand and identify its service to be provided over the Data Delivery Network without any attribution to PBS NATIONAL DATACAST or the PBS Stations. Where possible, NDI will promote the availability of Internet data regarding WGBH/NOVA and Ready to Learn/PBS Kids on WavePhore's service. NDI and WavePhore shall agree on the terms of an initial press release to be issued upon execution of this Agreement. In any subsequent press releases, WavePhore may state that PBS NDI is a nationwide data broadcasting network of PBS stations. To the extent that WavePhore desires to include any statements beyond this or any other statements not previously authorized by NDI for use in any press release, NDI shall have the right to approve any such press release.

         20. DATA DELIVERY NETWORK.

                  A. DATA DELIVERY TO NDI. As a condition precedent to NDI's obligations hereunder, during the Service Term, (i) WavePhore shall ensure that Data to be distributed via the Data Delivery Network is delivered timely for immediate transmission to NDI (or, if requested by NDI, to PBS) entering the Data Delivery Network at the output of WavePhore's encoder at the PBS Technical Operations Center, currently at 1320 Braddock Place, Alexandria, Virginia 22314 (with NDI being responsible for providing power to WavePhore's encoder), (ii) such Data shall be delivered by WavePhore at no cost to NDI, (iii) such Data shall satisfy either the specifications set forth in Exhibit B attached hereto or any other specifications upon which WavePhore and NDI subsequently may agree and (iv) WavePhore shall not have breached any of its representations, warranties and covenants set forth herein, including, without limitation, furnishing the requisite data circuits and other equipment as WavePhore is required to furnish under Exhibit C attached hereto. WavePhore acknowledges and agrees that prior to July 1, 1998, it shall not use the Data Delivery Network for the delivery of TV program schedule information and/or the use of TV program schedule information for the control of home TV tuners and/or the control of VCR's recording devices. Notwithstanding the foregoing, NDI agrees to use reasonable efforts to attempt to obtain the consent of StarSight to a waiver or narrowing of this limitation.

                  B. DATA TRANSMISSION.

                           (i) NDI TRANSMISSION. Subject to the provisions of
Paragraph 20.A hereof, during the Service Term, NDI shall receive (or cause PBS to receive) Data delivered by WavePhore and NDI shall attempt in good faith to transmit (or cause PBS to transmit) such Data on a full-time, continuous basis on a nationwide basis (subject to WavePhore's roll-out schedule) within the Network Boundaries (as defined in Paragraph C of Exhibit A attached hereto) during the normal operating hours of each PBS Station which NDI utilizes to transmit WavePhore's Data in the Markets which WavePhore has designated by written notice to NDI not less than 45 days prior to activation of any Market, provided that such transmission of the Data does not cause interference, in the sole judgment of NDI, with the transmission by PBS, NDI or any PBS Station of any television program and satisfies the other criteria set forth herein.


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                           (ii) REPORTING DIFFICULTIES. WavePhore shall
immediately report to NDI any interruption or difficulty experienced by WavePhore with respect to the network services provided by NDI hereunder.

                           (iii) DATA FORMAT. If WavePhore encrypts or
compresses any Data, WavePhore shall ensure that such encryption or compression does not interfere with the Data's transmission by NDI and that such Data is compatible with NDI's equipment. WavePhore shall also notify NDI as to the method it uses for such Data encryption or compression. If requested by NDI, WavePhore shall, at its expense, furnish to the PBS Stations in the Markets in which WavePhore's encrypted Data is transmitted, decryption equipment having the capability to monitor WavePhore's Data.

         21. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF WAVEPHORE.

                  A. PAYMENT OF NETWORK SERVICE FEES. WavePhore hereby agrees to pay promptly when due all of the Network Service Fees. Payments made later than 45 days after the due date of such payment shall be subject to a late fee of 1-1/2% per month, or portion thereof, measured from the due date of such payment. Such payments shall be delivered to NDI at the following address or such other address as NDI may specify in a written notice to WavePhore from time to time:

                           NATIONAL DATACAST, INC.
                           1320 Braddock Place
                           Alexandria, Virginia  22314
                           Attn:  Accounts Receivable Department

In connection with the foregoing, to the extent that a percentage of WavePhore's Cumulative or Annual Gross Revenue is payable by WavePhore, WavePhore agrees to provide a written report to NDI, on or before 45th day after the end of each quarter of service hereunder, specifying the amount of WavePhore's Gross Revenue, as the case may be, and the portion thereof owed to NDI hereunder.

                  B. RECORDKEEPING. WavePhore shall maintain true, correct and auditable books, records, documents and other evidence (hereinafter "records") pertaining to its Cumulative and Annual Gross Revenue sufficient for NDI to verify such amounts. Such records shall be available for inspection by NDI or its authorized agent at WavePhore's office at its aforesaid office address, upon 10 business days' advance written notice to WavePhore during the Service Term and for one year thereafter.

                  C. COMPLIANCE WITH LAWS. During the Service Term, WavePhore shall comply with all applicable laws and all requirements of any federal, state or local authority of competent jurisdiction, with respect to taking and authorizing others to take service on and providing Data for transmission via the Data Delivery Network and the content of the Data. To the extent necessary, WavePhore shall support, without challenge, the validity of any provisions in this Agreement in connection with any


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attempts by NDI or PBS to obtain any necessary approval by the FCC or any other regulatory body in connection with this Agreement.

                  D. GOVERNMENT AND OTHER AUTHORIZATIONS. During the Service Term, WavePhore shall secure and take any action to maintain in effect any governmental and/or nongovernmental authorization or other governmental approvals or consents necessary for WavePhore, or any agent of WavePhore, to perform WavePhore's obligations under this Agreement. Such authorizations, approvals or consents shall be deemed to include, but not be limited to, those necessary with respect to taking or authorizing others to take service on and providing or authorizing others to provide Data for transmission via the Data Delivery Network and the content of the Data, but shall not include authorizations required by television broadcast stations to transmit the Data as part of their broadcast signals.

                  E. NONINFRINGEMENT. WavePhore hereby agrees to take all steps reasonably necessary to ensure that, during the Service Term, the transmission, retransmission and copying for testing, transmission and retransmission purposes by NDI (or, if applicable, PBS) or any PBS Station of the Data for any purpose contemplated by this Agreement shall not infringe on any patent, copyright, trademark, trade secret, proprietary, confidentiality, contractual or other rights of any person or entity with respect to the Data. Such steps shall include obtaining representations to such effect from any customer of WavePhore whose Data is being transmitted via the Data Delivery Network. In addition, prior to delivering any Data hereunder for transmission, WavePhore shall be required to obtain, and thereafter during the Service Term WavePhore shall be required to maintain, broadcast liability insurance in the amount of $1 million per occurrence/$2 million aggregate, on which policy NDI shall be named as an additional insured. WavePhore shall deliver to NDI prior to the time that WavePhore delivers any Data hereunder for transmission, evidence that such policy is in effect. Such policy shall provide that it may not be terminated without at least 30 days' prior written notice to NDI.

                  F. LICENSE TO TRANSMIT DATA. WavePhore hereby grants to NDI, PBS and to the PBS Stations a royalty-free, nonexclusive and irrevocable license to transmit, retransmit and (for purposes of testing) make copies of the Data provided by WavePhore during the Service Term for any purposes contemplated by this Agreement.

                  G. MAINTENANCE OF EQUIPMENT. WavePhore shall maintain in good working order all WavePhore furnished equipment listed on Exhibit C attached hereto relating to or affecting the Data transmission. All such equipment listed on Exhibit C shall remain the property of WavePhore and shall be returned to WavePhore promptly upon expiration or termination of this Agreement. NDI shall be prohibited from using any such equipment for any purpose other than as necessary to perform its obligations hereunder.

                  H. AUTHORITY. WavePhore represents and warrants that it has the corporate authority and power to execute, deliver and perform this Agreement.


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                  I. USE OF NDI PROPRIETARY INFORMATION. WavePhore covenants and agrees not to utilize, or allow any third party to utilize, directly or indirectly, any NDI proprietary information, except as expressly provided in this Agreement.

         22. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF NDI.

                  A. AUTHORITY. NDI represents and warrants that it has the corporate authority and power to execute, deliver and perform this Agreement. In addition, NDI represents and warrants that the PBS Stations listed on Exhibit E are required to make available as part of the Data Delivery Network those VBI lines committed by NDI to WavePhore hereunder.

                  B. USE OF WAVEPHORE PROPRIETARY INFORMATION. NDI covenants and agrees not to utilize, or allow any third party to utilize, directly or indirectly, any WavePhore proprietary information, except as expressly provided in this Agreement.

                  C. ASSIGNMENT BY STARSIGHT. NDI represents and warrants that StarSight is not permitted to assign its rights under its network services agreement with NDI except to an entity which controls, is controlled by, or is under common control with StarSight.

                  D. NDI FURNISHED EQUIPMENT. NDI shall only be responsible for the order, delivery, installation, maintenance, repair and replacement of those NDI furnished data circuits and/or other equipment comprising the Data Delivery Network without NDI's prior consent. Except as aforesaid, NDI makes no representations express or implied, regarding the fitness, quality, operation or any other characteristics of such or any other data circuits, modems or equipment.

                  E. COSTS; EQUIPMENT FAILURE. Except for NDI furnished data circuits and equipment comprising the Data Delivery Network, WavePhore shall be solely responsible for all costs and expenses associated with the order, delivery, installation, operation, repair and/or replacement of all data circuits, modems or other equipment set forth under Exhibit C attached hereto; and, if such costs or expenses for which WavePhore is responsible are incurred by NDI, WavePhore shall timely reimburse NDI therefor. WavePhore shall direct any and all questions regarding the delivery, operation, installation, repair or replacement of any such data circuits, modems or other equipment to the vendor from which such items were purchased, except for questions relating to data circuits and/or equipment comprising the Data Delivery Network, which questions should be directed to NDI.

                  F. WAVEPHORE SERVICE. During the Service Term, NDI will provide to WavePhore a telephone hotline available during the hours that WavePhore's Data is being carried over the Data Delivery Network to address problems WavePhore is realizing with respect to the Data Delivery Network. WavePhore shall designate one site for the purpose of receiving such WavePhore support from NDI and all inquiries from

WavePhore shall come from such site only. WavePhore shall not contact any PBS Station directly regarding the operation of the Data Delivery Network without NDI's prior consent.

         23. TERMINATION AND SUSPENSION.

                  A. NDI TERMINATION EVENTS. Notwithstanding anything contained herein to the contrary, this Agreement shall immediately terminate at NDI's election, in its sole discretion, upon the occurrence of any of the following events (a "Termination Event"):

                           (i) If WavePhore fails to pay any Network Service Fee
on the due date thereof and such default is not cured for 20 business days after written notice thereof to WavePhore;

                           (ii) Except as set forth in Section 23.A hereof, if
WavePhore is in breach of or defaults under any representation, warranty or covenant set forth herein, and such breach or default remains uncured for 30 or more days after written notice of the occurrence thereof to WavePhore;

                           (iii) If the use of the Data is the subject of or, in
NDI's reasonable judgment, is likely to become the subject of any claim that the use and transmission of Data by NDI, PBS or any PBS Station violates the rights of any person or entity and WavePhore has not corrected such problem within 10 business days after notice thereof to WavePhore pursuant to Paragraph 23.B(i) hereof;

                           (iv) Any WavePhore-furnished equipment causes
material damage or interference to or with any NDI, PBS, or PBS station equipment which is not rectified within 10 days after written notice thereof to WavePhore; or

                           (v) If, due to the actions of WavePhore in
contravention of its obligations hereunder, the performance of this Agreement pursuant to the terms hereof has been prohibited by any federal, state or local court, or government or regulatory body.

                  B. SUSPENSION BY NDI. Without limiting any of NDI's rights under Section 23.A hereof, NDI may elect to suspend immediately any performance hereunder upon the occurrence of any of the following events without the same constituting "Downtime" (as defined in Exhibit A attached hereto), and WavePhore shall nevertheless be responsible for the full payment of the Network Service Fees related thereto:

                           (i) The use of the Data is the subject of or, in
NDI's reasonable judgment, is likely to become the subject of any claim or threat of claim that the use and transmission of Data by NDI, PBS or any PBS Station violates the rights of any person or entity, provided that NDI has furnished notice thereof to WavePhore prior to or contemporaneously with such suspension. Notwithstanding the foregoing, in the event that any Data is the subject of, or likely to become the subject of any such claim or threat of claim, NDI may request that WavePhore separate any such offending Data from the non-offending Data and, if it is possible to separate such Data, NDI will continue to transmit the non-offending Data;

                           (ii) Any approvals, authorizations or consents
required for the valid and legal transmission and broadcast of Data are not in effect or WavePhore is not in compliance with all such laws and requirements; or

                           (iii) If any WavePhore-furnished equipment at NDI,
PBS or any PBS Station malfunctions, interferes with NDI, PBS or PBS Station equipment, or is unsafe.

                           (iv) To the extent that NDI suspends the transmission
of WavePhore's Data through NDI, PBS or any PBS Station's facilities pursuant to
Section 23.B(i), (ii) or (iii) hereof, such suspension shall continue until such problems are corrected to NDI's reasonable satisfaction.

                  C. WAVEPHORE TERMINATION EVENTS. In the event of the occurrence of any of the following events, WavePhore shall have the right to terminate this Agreement upon payment to NDI of any amounts, if applicable, payable pursuant to Section 23.D hereof:

                           (i) If NDI is in material breach of its performance
obligations hereunder and such breach remains uncured for 30 or more days after written notice of the occurrence thereof to NDI;

                           (ii) If, due to the actions of NDI in contravention
of its obligations hereunder, the performance of this Agreement pursuant to the terms hereof has been prohibited by any federal, state or local court, or governmental or regulatory body; or

                           (iii) The occurrence of a Force Majeure Event (as
defined in Section 24.C hereof) which results in the entire Data Delivery Network not operating for a period of more than 20 consecutive days.

                  D. PAYMENTS BY WAVEPHORE UPON EXERCISE OF TERMINATION RIGHTS. WavePhore may terminate this Agreement upon the occurrence of an event set forth in Section 23.C hereof only upon payment to NDI of all amounts payable hereunder with respect to the period ending on the date of termination. Notwithstanding the foregoing, in the event that WavePhore has not paid to NDI at least * per VBI line per quarter for the first two VBI lines for the period prior to such termination date, WavePhore may terminate this Agreement pursuant to Section 23.C only if WavePhore pays to NDI the amount by which * per VBI line per quarter for such VBI lines exceeds the amount previously paid by WavePhore. Nothing contained in the immediately preceding sentence shall be deemed to limit the obligations of

WavePhore to make any other payments to NDI attributable to the period prior to the termination date (whether with respect to the first two VBI lines or any additional VBI lines).

         24. REMEDIES. The provisions of this Section 24 shall survive the termination of this Agreement.

                  A. REMEDIES IN THE EVENT OF BREACH BY WAVEPHORE. Notwithstanding the other provisions of this Section 24, in the event of a Termination Event, WavePhore shall be liable: (i) to NDI for the full payment of the Network Service Fees for the remainder of the Service Term as if such Termination Event had not occurred (provided that for any termination during the first three years of the Initial Service Term, NDI's remedy in the event of a termination for failure to pay Network Service Fees shall be pursuant to Paragraph 8 hereof, except that WavePhore shall also remain liable for any remaining Network Service Fees through the effective date of termination which have not been paid, including through the application of the Security Deposit to the termination fee); and (ii) to NDI for any direct damages or injury, costs or fees incurred by NDI resulting therefrom, which remedy may be pursued at law or in equity by NDI.

                  B. REMEDIES IN THE EVENT OF BREACH BY NDI. In the event that NDI breaches any of its covenants, representations and/or warranties under this Agreement, WavePhore, as its sole and exclusive remedy, shall be entitled to a credit pursuant to Paragraph E of Exhibit A attached hereto. Notwithstanding the foregoing, in the event of a willful breach by NDI of its obligations hereunder so that NDI may provide the VBI lines committed to WavePhore to another party at a higher price than that paid by WavePhore, NDI shall be responsible to WavePhore for the direct damages attributable to such willful breach. In addition, in the event of such willful breach, WavePhore may seek injunctive relief against NDI to require it to perform its obligations hereunder.

                  C. FORCE MAJEURE. Notwithstanding any provision of this Agreement to the contrary, NDI shall not be deemed to be in default hereunder for any delay or failure in performance hereunder, nor be liable to WavePhore for any other form or cause of action, or any damage in any form, including direct, indirect, incidental or consequential (including loss of profits or business opportunities), which delay or failure or damage may result directly from accident, earthquake, flood, inclement weather, fire, explosion, governmental action, war, civil disorder, labor strike, work stoppage, work slowdown or other work action, unavailability of transportation or parts or materials, or the failure of at least two transponders, or the primary satellite then being used by PBS for program distribution, to function for any reason, or any cause beyond the reasonable control of NDI (a "Force Majeure Event").

                  D. NDI SERVICES. To the extent that NDI provides any other services hereunder besides Data transmission for or on behalf of WavePhore either at the WavePhore's site or elsewhere, including without limitation, furnishing, ordering, delivering, developing, maintaining or installing any software, data circuits or other equipment or materials, NDI shall not be liable for any damages, bodily harm, costs, claims or losses resulting therefrom, except to the extent that the same are caused by NDI's gross negligence, and in no event shall such liability of NDI exceed the aggregate payments which WavePhore has then made to NDI under this Agreement for such services, software, equipment or other materials, respectively.

                  E. EXCLUSION OF CONSEQUENTIAL DAMAGES. In no event shall either WavePhore or NDI have the right to recover from the other, indirect, incidental, consequential, special or exemplary damages (including loss of profits or business opportunities), for breach of this Agreement, or under any other form or cause of action (including, but not limited to, negligence), in any way relating to the subject matter hereof.

                  F. REMEDIES CUMULATIVE. Except as set forth in this Agreement, the rights and remedies of NDI shall be cumulative and the election by NDI to pursue a particular remedy shall not preclude the assertion of any other remedy by NDI.

                  G. CREDITS. For each quarter that NDI's Network Availability is less than 99%, NDI shall credit WavePhore in the manner described in Section E of Exhibit A attached hereto.

         25. INDEMNITY. WavePhore shall indemnify and hold harmless NDI, PBS and the PBS Stations from and/or against any and all claims, allegations, damages, costs, liability and expenses, including reasonable attorneys' fees, that may be suffered or incurred arising out of this Agreement that: (i) are attributable to bodily injury, sickness, disease or death; injury to or destruction of tangible or intangible property, including the loss of use resulting therefrom; interference with the business or operations of any third party; or a violation of any governmental law or regulation, and are caused in whole or in part by any act or omission of WavePhore or its equipment (or any equipment which WavePhore has furnished at NDI, PBS or any PBS Station), or anyone for whose acts WavePhore may be liable; (ii) are attributable to a breach of any representation, covenant and/or warranty made by WavePhore herein; or (iii) arise out of, or are related to, any claim or allegation of libel, slander or other defamation, invasion of privacy, infringement of patent, copyright, trademark, trade secret, proprietary, confidentiality, contractual or other rights in the Data (whether WavePhore's or whether being delivered by WavePhore on behalf of another party), and WavePhore shall, at its own expense and with counsel reasonably satisfactory to NDI, defend NDI, PBS and the PBS Stations from and against any such claim or allegation. The provisions of this Section 25 shall survive the termination of this Agreement.

         26. MISCELLANEOUS.

                  A. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of laws thereof. Any actions, suits or proceedings instituted with respect to this

Agreement shall be instituted and maintained exclusively in the state or federal court in the jurisdiction in which the principal office of NDI as aforesaid is located. By execution of this Agreement, each party consents, for itself, to the jurisdiction of the aforesaid court solely for purposes of adjudicating its rights or obligations under this Agreement. Each party waives, to the extent permitted by law, any objection which it may now or hereafter have to the bringing of any action or proceeding regarding this Agreement in the aforesaid court.

                  B. WAIVER. Any waiver by either party hereto of any breach of any term or condition of this Agreement shall not constitute a waiver of any other breach of the same or any other term or condition.

                  C. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  D. CAPTIONS. The captions and headings herein are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

                  E. ASSIGNMENT. WavePhore may not assign any of its rights, interests, claims or obligations under this Agreement without the prior written consent of NDI. NDI may assign its rights and obligations hereunder to any transferee which is affiliated with NDI, PBS or any PBS Station or which is capable of performing the services set forth under this Agreement, upon the prior written consent of WavePhore not to be unreasonably withheld, whereupon NDI shall be relieved of any and all obligations under this Agreement.

                  F. AMENDMENT. This Agreement may be amended only in a writing signed by the parties hereto.

                  G. SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS. To the extent that the terms of this Agreement provide for rights, duties and obligations of the parties hereto subsequent to the termination hereof, the terms of this Agreement shall survive the termination thereof.

                  H. ENTIRE AGREEMENT; CONFIDENTIALITY. This Agreement, including any Exhibits attached hereto, together with the Test Agreement and that certain Confidentiality Agreement between NDI and BleuMont Telecom, Inc. dated April 21, 1993 (the "Confidentiality Agreement"), represents the entire understanding between the parties and, except for the Test Agreement and the Confidentiality Agreement, which shall survive the execution hereof, this Agreement supersedes all prior oral and written understandings and agreements of the parties with respect to the subject matter hereof. WavePhore agrees that it shall be deemed to be bound by the terms of the Confidentiality Agreement as if a signatory thereto. In addition, the parties hereto agree to keep confidential the terms hereof and not disclose it to any other party, except its attorneys, accountants and other advisers. Disclosure of any such information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) the party desiring to disclose such information shall first have given prompt notice to the other party of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the party whose information is to be disclosed shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. In the event that WavePhore determines that this Agreement is a "material contract" which must be filed with the Securities Exchange Commission pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise, WavePhore shall be required to request confidential treatment of this Agreement under Rule 24b-2 of the Exchange Act (or, if applicable, Rule 406 of the Securities Act of 1933, as amended). NDI shall provide WavePhore with a redacted version of the Agreement indicating which portions of this Agreement should be deemed confidential.

                  I. NO BAR TO COMPETITION. Nothing contained herein shall be construed as precluding NDI from pursuing any business in all sectors of the industries related to NDI's business.

                  J. NOTICES. All notices to the parties hereto shall be sent to their respective office addresses and contact persons set forth below:

                  NATIONAL DATACAST, INC.
                  1320 Braddock Place
                  Alexandria, Virginia  22314
                  Attn:  Jacqueline Weiss, Chief Executive Officer

                  WavePhore, Inc.
                  3311 North 44th Street
                  Phoenix, Arizona  85018
                  Attn: David E. Deeds, Chief Executive Officer

Except for invoices hereunder which shall be sent by U.S. Mail, all other notices with respect to this Agreement shall be sent by registered or certified mail (return receipt requested), overnight express service, or by courier, with proof of service, and shall be deemed duly given and made when delivered (or in the case of certified or registered mail on the earlier of the date of actual or attempted delivery or five days after being mailed, postage prepaid). Either party may by prior written notice in accordance with the terms of this Paragraph 26.J designate a substitute address from time to time.

                  K. SEVERABILITY. If any Section, Paragraph, Subparagraph, provision or clause of this Agreement shall be determined to be illegal, void, invalid or inoperative, in whole or in part, by a court of competent jurisdiction, or shall be voided by either party hereto upon a determination by a court of competent jurisdiction that such Section,

Paragraph, Subparagraph, clause or provision is voidable by such party, such Section, Paragraph, Subparagraph, clause or provision shall, to the extent that it is not held to be illegal, void, voidable, invalid or inoperative, be in full force and effect, and no such determination shall be deemed to invalidate or to make ineffectual the remaining provisions of this Agreement or of the said Section, Paragraph, Subparagraph or clause.

         IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the date set forth above.

                                             WAVEPHORE, INC.

                                             By: /s/ David E. Deeds

                                             NATIONAL DATACAST, INC.

                                             By: /s/  Jacqueline Weiss

                                    EXHIBIT A

                              PERFORMANCE STANDARDS

                                    EXHIBIT B

                          WAVEPHORE DATA SPECIFICATIONS

         WavePhore will provide a data stream compatible with the Data Delivery Network.

                                    EXHIBIT C

                          WAVEPHORE PROVIDED EQUIPMENT

                                    EXHIBIT D

                                Escrow Agreement

                                    EXHIBIT E

STATIONS PARTICIPATING IN NDI DATA DELIVERY NETWORK